UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/20/2009

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 300, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.    Material Impairments

Due to changes in key personnel, adverse market conditions and a significant decrease in Encorium Group, Inc.'s (the "Company") market capital during the third quarter of 2008, the Company made an interim assessment to determine whether the fair value of the amount of goodwill and the identifiable intangibles acquired in connection with the Company's acquisition of Remedium Oy were impaired. The test for impairment involves a two step process. The first step of impairment testing involves a comparison of the fair value of the reporting unit, in this case Remedium, with its aggregate carrying values, including goodwill and identifiable intangible assets. The Company determined the fair value of Remedium using a combination of the income approach methodology of valuation, which includes the discounted cash flow method, and the relative market value approach methodology. The relative market value approach methodology includes the comparison of revenue and income multiples of comparable companies within the industry that the Company operates. If the carrying amount of Remedium exceeds its fair value, we perform the second step of the impairment test to determine the amount of the impairment loss. The second step of the impairment test involves comparing the implied fair value of Remedium's goodwill and identifiable intangibles with the respective carrying values. As of September 30, 2008, Management was able to complete the first step of the impairment testing, and estimated that the amount of goodwill acquired in connection with the acquisition of Remedium was impaired, necessitating a non-cash impairment charge of $1.86 million in the third quarter of 2008 and reducing the carrying value of goodwill. Management updated its step one analysis and completed the second step of the impairment analysis in accordance with SFAS No. 142 as of November 1, 2008 and, due to the continued deterioration of the underlying comparable companies within the CRO industry as it related to the market value approach methodology, has determined that an additional non-cash impairment charge of approximately $12.5 million is to be recorded in the fourth quarter of 2008. The Company does not expect to be required to make any future cash expenditures as a result of the impairment.

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 20, 2009 the Company received a letter from Nasdaq stating that since it had not yet filed its 10-K for the fiscal year ended December 31, 2008 as of the date of the letter, it was no longer in compliance with the rules for continued listing according to Listing Rule 5250(c)(1). The Nasdaq letter advised that the Company had 60 calendar days from the date of the letter to submit a plan to regain compliance. The Company currently anticipates regaining compliance with the filing requirement by filing its Annual Report on Form 10-K prior to the period provided and intends to submit a compliance plan to Nasdaq if it is unable do so. Following a review of any such submission, Nasdaq staff can grant the Company an exception, up to 180 calendar days from the due date of the 10-K, to regain compliance.

As announced on March 31, 2009, the Company filed a Form 12b-25 with the Securities and Exchange Commission for an extension for filing its Annual Report on Form 10-K. Additional time was required to determine whether a non-cash charge to earnings related to the Company's goodwill and certain of its intangible assets would need to be reflected on the Company's consolidated statement of operations and consolidated balance sheet for the year ended December 31, 2008. The Company has determined an additional impairment charge of approximately $12.5 million is to be recorded in the fourth quarter of 2008. See Item 2.06 of this Current Report on Form 8-k.

In accordance with Marketplace Rule 4803(a),the Company issued a press release announcing the Company's receipt of the Nasdaq listing standards notice, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit 99.1- Press Release dated April 24, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: April 24, 2009	By:	/s/ Philip L. Calamia
Philip L. Calamia
Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated April 24, 2009